Exhibit 10.2
Home Solutions America, Inc.
1340 Poydras Street
Suite 1800
New Orleans, LA 70112
May 29, 2008
Frank J. Fradella
1500 Dragon Street, Suite B
Dallas, Texas 75207
Re: Grant of Stock Options
Dear Frank:
We are pleased to inform you that you have been granted options (the “Options”) to purchase shares of common stock (the “Common Stock”) of Home Solutions America, Inc. (the “Company”) as of the date hereof (the “Grant Date”). You effectively have been granted three options, one with an at-the-money exercise price (the “At-the-Money Option”) and two with premium exercise prices (the “Premium Options”). The Options have not been granted under the U.S. Industrial Services, Inc. 2001 Stock Plan (the “Plan”) and shall have no effect on the number of options that may be awarded under the Plan. However, the terms and conditions of the Plan shall apply as if the Options were granted under the Plan, except as specifically modified hereby.
The key terms of the Options are as follows:

1.	Exercise Price per Share:

	(a)	At-the-Money Option.	$[closing price on the Grant Date]

	(b)	Premium Option 1.	$1.25

	(c)	Premium Option 2.	$1.75

2.	Number of Shares:

	(a)	At-the-Money Option.	[5% of outstanding]

	(b)	Premium Option 1.	[2.5% of outstanding]

	(c)	Premium Option 2.	[2.5% of outstanding]

3.	Vesting.

	(a)	The At-the-Money Option will be immediately vested as to 60% of the shares subject thereto, and the remaining 40% will vest on December 31, 2008.

	(b)	The Premium Options will each vest as to 50% of the shares subject thereto on the first anniversary of the Grant Date, and the remaining 50% will vest on the second anniversary of the Grant Date.
Notwithstanding provisions (a) and (b) of this Section 3, upon the occurrence of a Change in Control (as defined in the Plan) or termination of your employment by the Company on account of your death or Disability (as defined in the Plan), the Options, to the extent they have not vested but remain outstanding, shall become fully vested and exercisable.
4.	Termination of the Options. The Options shall terminate on the earliest of:
(a)
immediately upon termination of your employment if for Cause (as defined in the employment agreement between you and the Company dated as of May [ ], 2008), or at such time following termination of your employment for any reason, the Company determines that it had Cause to terminate your employment;

(b)	immediately upon termination of your employment for any reason as to the portion of each Option that did not vest prior to or upon the date of such termination;

(c)	the 91st day following the date of termination of your employment, other than for Cause, death or Disability;

(d)	the first anniversary of the date of termination of your employment by reason of your death or Disability;

(e)	by action of the Administrator pursuant to Section 12 of the Plan; and

(f)	the fifth anniversary of the Grant Date.
5.
Repurchase/Clawback. In the event that your employment is terminated by the Company for Cause, or following termination of your employment for any reason, the Company determines that it had Cause to terminate your employment, and at the time of such termination or determination, you have exercised any portion of either Option, then (i) to the extent you have not sold or otherwise disposed of shares of Common Stock acquired upon exercise (the “Option Shares”), the Company shall have the right, during the 30 day period following such termination or determination, to repurchase the Option Shares from you for the exercise price you paid, and (ii) to the extent you sold or otherwise disposed of any of the Option Shares, you will promptly pay to the Company, upon demand therefor, an amount equal to the product of (x) the number of Option Shares so sold or disposed of, and (y) the difference between the Fair Market Value (as defined in the Plan) of each Option Share on the date of such sale or disposition and the exercise price of each such Option Share. If the Company exercises its right to repurchase the Option Shares, you shall deliver the certificates representing the Option Shares, free and clear of any liens, and the Company shall pay the repurchase price by cash or plain check. The Company may offset against payment of the repurchase price any amounts owed by you to the Company. In such case, the amount owed will, to the extent of the offset, be treated as satisfied.

6.
Adjustments. In addition to any adjustment made by the Administrator pursuant to Section 12 of the Plan, if, as a result of any settlement or other resolution of disputes with Brian Marshall and/or any affiliate thereof, outstanding shares of Common Stock are reacquired or cancelled by the Company, the number of shares of Common Stock subject to the Options shall be proportionately reduced as determined by the Administrator, and to the extent any of the Options were already exercised, the provisions of Section 5 above shall apply with respect to the Option Shares that would have otherwise been reduced.

7.
Cancellation of Prior Awards. Any options, stock purchase rights, restricted stock, and restricted stock units that were previously awarded to you and which remain outstanding as of the Grant Date are hereby cancelled.

8.
Acknowledgement. You acknowledge: (i) that this award of the opportunity to purchase the Option Shares is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) that all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) that neither the grant of the Options nor the purchase of the Option Shares shall (x) create a right to further employment with the Company or (y) interfere with the Company’s or your ability to terminate your employment relationship at any time with or without Cause; (iv) that the grant of the Options and any purchase of the Option Shares is voluntary; (v) that this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (vi) the grant of the Options and the offer and sale of the Option Shares and have not been registered under applicable securities laws and therefore your sale of the Option Shares must be made pursuant to an exemption therefrom.

9.
Entire Agreement. Except as otherwise expressly set forth herein, this Letter Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. The Company may alter or amend this Letter Agreement; provided that, any such alteration or amendment which impairs your rights shall be subject to your consent.

10.
Federal Taxes: The Options granted to you are treated as “nonqualified options” for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Option Shares is income to you, subject to wage-based withholding and reporting. When you sell the Option Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options.

11.
Governing Law. All questions concerning the construction, validity and interpretation of this Letter Agreement shall be governed and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas, except to the extent that laws of the Delaware apply as a result of the Company being incorporated in Delaware.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.
Sincerely,
HOME SOLUTIONS OF AMERICA, INC.

By:	/s/ Michael J. McGrath

	Name:	Michael J. McGrath
	Title:	Chairman of the Board

Agreed to and Accepted by:

/s/ Frank J. Fradella

Frank Fradella

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